Exhibits       99.1



FOR IMMEDIATE RELEASE
CONTACT: JAMES T. BARRY
                  PRESIDENT & CEO
                  (203) 622-4086
                  JIMBARRY@PASSUR.COM



    PASSUR AEROSPACE, INC. BECOMES NEW COMPANY NAME FOR MEGADATA CORPORATION
     REINFORCING STRONG PASSUR(R) BRAND AND NEW PASSUR NETWORK CAPABILITIES

Greenwich, CT, April 22, 2008 -- Stockholders of Megadata Corporation (OTC:
MDTA.OB) voted at the company's annual meeting on April 16, 2008 to change the company's name to PASSUR Aerospace, Inc.

The new name is intended to reflect the strong, globally-recognized PASSUR brand, which is synonymous with accuracy, reliability, and comprehensive aviation intelligence.

"The name, PASSUR Aerospace, embodies our tradition of building intelligent customer-centric decision support solutions, based on information available from all sources, including from our rapidly growing, global PASSUR Network of independent, company-owned radars," said Jim Barry, president & CEO of PASSUR Aerospace.

We are also proud to announce that PASSUR Aerospace's PASSUR Network is now fully capable of receiving data from any ground or air source, including ADS-B (Automatic Dependent Surveillance-Broadcast), as a result of a successful investment in a four year research & development program.

PASSUR Aerospace's continued focus is on real customer solutions, not just better data sources. PASSUR Aerospace's principal mission is to save its customers money and improve their operational efficiencies by helping them make better, and more timely decisions, based on more complete information.

"We believe we are the leader in providing operational management solutions together with cost reduction programs to our customers in air traffic management," continued Barry. "Some of our most widely used products offer collaborative decision-making solutions to better manage snow, lightning, flight delay, and construction situations as well as landing fee management programs for airports and airlines."

"We are pleased that our infrastructure and technology investments are paying off. We're also excited by the company's momentum and what it means to our customers. Our new company name symbolizes the significant value we deliver to customers around the world," said G.S. Beckwith Gilbert, PASSUR Aerospace's Chairman of the Board.
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ABOUT PASSUR AEROSPACE
PASSUR Aerospace is changing how aviation and aerospace information is collected, analyzed, and delivered. PASSUR Aerospace owns and operates a unique database of flight information with proprietary decision-making software, primarily powered by a growing international network of passive radars (PASSURs) located at more than 85 airports world-wide, including 33 of the top 35 U.S. airports - from which it provides PASSUR information, analytics, and decision support tools to improve the financial condition and operational efficiency of organizations. PASSUR Aerospace offers unique user-friendly information, as well as decision algorithms, which provide innovative commercial air traffic solutions to more than 50 airports, including 8 of the top 10 U.S. airports; to dozens of airlines, including 7 of the top 10 U.S. airlines; and to more than 180 corporate aviation customers, as well as to the U.S. Government. In addition, the company has created and implemented collaborative web-based software that allows the company's customers to instantly share information to improve individual and joint decision-making, creating additional value for those customers.

             Visit PASSUR Aerospace's web site at WWW.PASSUR.COM for
                     updated products, solutions, and news.